                                             Filed Pursuant to Rule 424(b)(2)
                                        Registration Statement No.   33-53275
                                                                     --------

PRICING SUPPLEMENT NO. 5 dated December 13, 1995 (To Prospectus dated April 29, 1994 and Prospectus Supplement dated July 1, 1994)

                            U.S. $100,000,000
                           (Principal Amount)

                                JCPENNEY

                       Medium-Term Notes, Series A
             Due from Nine Months or More From Date of Issue

[X]    Book Entry Note                       [X]    Fixed Rate
[ ]    Certificated Note                     [ ]    Floating Rate

Trade Date:December 13, 1995  Issue Price (As a Percentage of Principal Amount):
           -----------------
Date of Issue:December 18, 1995                   100%
              ----------------- ------------------------------------------------
                                Interest Payment Date(s): June 15, December 15
                                                          --------------------
Maturity Date:December 15, 2007      Fixed Interest Rate/Initial Interest Rate:
              -----------------
Agent's Commission:  .675%                          6.50%
                     -----          -------------------------------------------
                                    Net Proceeds to Issuer:   $99,325,000
                                                              ----------------

If Floating Rate indicate:                [ ]  Commercial Paper Rate Note,
[ ]   Prime Rate Note,                    [ ]  LIBOR Note,
[ ]   Federal Funds Effective Rate Note,  [ ]  CD Rate Note,
[ ]   Treasury Rate Note or               [ ]  Other _____________________




and complete the following:

Interest Reset Dates:        N/A          Spread:        N/A
                           ---------                  ----------
Interest Payment Period:      N/A         Spread Multiplier:     N/A
                           ---------                        ----------
Interest Reset Period:         N/A        Maximum Interest Rate, if any:  N/A
                           ---------                                    ------
Interest Determination Dates:   N/A       Minimum Interest Rate, if any:  N/A
                             -------                                  --------
Index Maturity:          N/A              Calculation Dates:         N/A
                      --------------                             -------------
                                          Calculation Agent:        N/A
                                                               ---------------

Redemption Information:    Non-redeemable prior to stated maturity
                         -----------------------------------------------------

If Note is denominated in a currency or currency unit other than U. S. dollars, see attachment.


CS FIRST BOSTON
               MERRILL LYNCH & CO.
                                  J.P. MORGAN SECURITIES INC.
                                                            MORGAN STANLEY & CO.
                                                                Incorporated

Debt Securities, including Medium-Term Notes, Series A, may be issued by the Company in an aggregate principal amount of up to U.S. $1,500,000,000 or the equivalent in foreign currency or foreign currency units. To date, including this offering, an aggregate of U.S. $1,500,000,000, or the equivalent in foreign currency or foreign currency units of Medium-Term Notes, Series A, and all other Debt Securities, has been issued.

            Attachment to Pricing Supplement No.     5
                                                  -------
Specified Currency or Currency Units:   N/A
                                       ------
Payment by holder of purchase price in:  [ ] the Specified Currency or
                                         [ ] U.S. dollars

Exchange rate applicable to purchase price if payable in U.S. dollars of
non-U.S. dollar denominated Note:  U.S. $1.00 =    N/A
                                                ----------
Payments to the holder of principal, premium, if any, and interest in U.S. dollars (with an election by the holder to receive payments in the Specified
Currency)   N/A
          -------




or such payments only in the Specified Currency (with no election by the
holder to receive payments in U.S. dollars)     N/A
                                              --------
Additional Terms:  N/A
                  -----
Subject to the terms and conditions of the Agency Agreement dated as of July 1, 1994 and the Purchase Agreement dated as of December 13, 1995 among the Company and each of the Agents named herein, the Company has agreed to sell to each such Agent, and each such Agent has agreed to purchase, the principal amount of Notes set forth opposite its name below:


   Name
   ----
   CS First Boston Corporation  . . . .  $  25,000,000
   Merrill Lynch, Pierce, Fenner
      & Smith Incorporated. . . . . . .     25,000,000
   J.P. Morgan Securities Inc.. . . . .     25,000,000
   Morgan Stanley & Co.
     Incorporated . . . . . . . . . . .     25,000,000
                                         --------------
   Total  . . . . . . . . . . . . . . .  $ 100,000,000



The Agents have advised the Company that they propose to offer the 6.50% Notes to the public initially at a public offering price equal to 100% of the principal amount. The Agents may allow a discount not in excess of
 .400% of the principal amount of the 6.50% Notes to certain dealers. The Agents may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the 6.50% Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.